Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-66291

SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 25, 1999)

THE DOE RUN RESOURCES CORPORATION

EXCHANGE OFFER FOR
11 1/4% SENIOR SECURED NOTES DUE 2005
GUARANTEED BY:             FABRICATED PRODUCTS, INC.
                           DR LAND HOLDINGS, LLC
                           DOE RUN CAYMAN LTD.
                           DOE RUN MINING S.R.L.
                           DOE RUN PERU S.R.L.
                           DOE RUN AIR S.A.C.
                           DOE RUN DEVELOPMENT S.A.C.
                           EMPRESA MINERA COBRIZA S.A.


- The Exchange Offer expires at 5:00 p.m., New York City time, on February 22, 1999, unless extended.

- Capitalized terms used in this Supplement that are not defined have the meanings given to them in the Prospectus dated January 25, 1999.


     Prospective investors should be aware of the following recent development:

     Effective with the beginning of fiscal 1999, Renco, formerly a C corporation, elected to be treated as an S corporation for federal income tax purposes, pursuant to a change in the federal income tax laws allowing corporations with subsidiaries to elect this status. In connection with that election, Renco is permitted to designate its wholly-owned subsidiaries as qualified Subchapter S subsidiaries, and we have been so designated. Because of this designation, substantially all of our taxable income will be included in Renco's shareholders' income tax returns. Generally, other than foreign income taxes, no provision for income taxes will be included in our statements of income for periods beginning after October 31, 1998. We will continue to provide for foreign income taxes and for state and local income taxes for those state and local taxing jurisdictions which do not recognize qualified Subchapter S subsidiary status. However, under the "built in gains" provisions of the tax law, federal and state taxes may become payable and would be charged to our statement of income. Such taxes are measured by the excess of the fair market value of assets over their tax bases on the effective date of the Subchapter S subsidiary designation if the associated assets are disposed of within the ten-year postdesignation period. It is not management's present intention to trigger any taxes under the built in gains provisions of the tax law. Our deferred tax assets of $8.0 million and deferred tax liabilities of $1.8 million as of October 31, 1998 will be reflected as a charge and credit to income, respectively, in the first quarter of our consolidated statement of income in fiscal 1999.


                THE DATE OF THIS SUPPLEMENT IS FEBRUARY 8, 1999.